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BORGWARNER PROJECTS DOUBLE-DIGIT NEW BUSINESS GROWTH OVER THE NEXT THREE YEARS

BorgWarner’s Net New Business Expected to Drive Organic Compound Annual Growth Rate of 10 to 12 Percent through 2017

Auburn Hills, Michigan, November 10, 2014 - BorgWarner Inc. (NYSE: BWA), a leading provider of highly engineered engine and drivetrain components and systems that help improve fuel efficiency, emissions and vehicle performance, today announced that it expects net new powertrain business to drive an organic compound annual growth rate of 10 to 12 percent from 2014 through 2017. Organic growth includes the change in sales due to net new business and excludes the impact of base business growth or shrink, changes in product pricing, acquisitions, divestitures and foreign currencies. The company’s new business is sourced around the globe and includes programs with nearly every major automaker in the world.

The company expects net new business-related revenue within a range of $850 million to $950 million in 2015, $1,000 million to $1,200 million in 2016 and $1,000 million to $1,200 million in 2017.

“Improving fuel economy, lowering emissions and enhancing the driving experience are increasingly important strategic initiatives for automakers around the world,” said James R. Verrier, President and Chief Executive Officer. “BorgWarner works collaboratively with our customers to solve the challenges they face. We anticipate trends and develop innovations that enable automakers to put new powertrain technologies on the road quickly.”

Of the total three-year net new business, approximately 70 percent is anticipated from engine-related products such as turbochargers, ignition systems, emissions products, engine timing systems including variable cam timing devices and thermal systems. The remaining approximately 30 percent is expected from drivetrain-related products including all-wheel drive systems, the company’s fuel-efficient DualTronic® transmission technology and its traditional automatic transmission products.

Geographically, BorgWarner expects new business to grow around the world, particularly in China and North America.

New business sales in Asia are expected to account for about 55 percent of the total over the period. Nearly 38 percent of BorgWarner’s expected new business is in China as sales in the world’s fastest growing market continue to accelerate. The top 25 customers in the company’s three-year net new business include eight Chinese domestic original equipment manufacturers (“OEMs”).

Approximately 30 percent of the anticipated new business over the three years is in the Americas. This includes 25 percent with the North American domestic OEMs compared with 19 percent in the previous three-year net new business.

The European market accounts for approximately 15 percent of expected net new business compared with 27 percent in the previous three-year net new business. Europe remains an important growth market for BorgWarner; however, the adoption of BorgWarner’s advanced powertrain technology in other parts of the world is expected to outpace Europe over the next few years.

Among BorgWarner’s product lines, turbochargers account for about 38 percent of the company’s net new business, with growth in the commercial vehicle, diesel passenger car and gasoline passenger car markets. Turbocharging is a key strategy employed by vehicle manufacturers to address the issues of fuel efficiency and emissions reduction while maintaining vehicle performance.

Approximately 16 percent of the net new business is linked to engine timing systems including variable cam timing. The company’s advanced engine timing technologies optimize air flow into and out of an engine and reduce friction and weight to help improve fuel economy, reduce emissions and increase power density.

All-wheel drive technology for front-wheel drive and rear-wheel drive vehicles delivers 14 percent of the company’s net new business. The company’s portfolio of all-wheel drive products delivers superior torque distribution and management and is in high demand around the world.

Another 8 percent of the new business is tied to the company’s dual-clutch technology. The technology provides the fuel-efficiency and fun-to-drive characteristics of a manual transmission with the convenience and smooth shifting of an automatic.

“Tightening emissions standards and a sharpened focus on fuel economy in the commercial vehicle market is expected to provide additional growth for BorgWarner,” noted Verrier. “The top 25 customers of our three-year net new business include five commercial vehicle OEMs. Roughly 9 percent of the expected new business is related to the commercial vehicle market.”

The impact of foreign currencies on the three-year net new business, compared with the previous three-year net new business, is negligible. The company expects a weaker Euro and a weaker Brazilian Real to be offset by a stronger Chinese Yuan and a stronger Korean Won.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 60 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

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